Exhibit 10.15A

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This AMENDMENT TO REGISTRATION RIGHTS AGREEMENT is dated as of May 19, 2005 (this “Amendment”), between Allion Healthcare, Inc., a Delaware corporation (“Allion”), and Michael Stone and Jonathan Spanier (together, the “Warrant Holders”). Capitalized term used but not defined herein shall have the respective meanings ascribed to them in the Registration Rights Agreement, dated as of January 4, 2005 (the “Agreement”) by and among Allion and the Warrant Holders.

RECITALS

WHEREAS, pursuant to a Stock Purchase Agreement, dated as of January 4, 2005, by and among MOMS Pharmacy, Inc., a California corporation, and the Warrant Holders (the “Stock Purchase Agreement”), the Warrant Holders were issued warrants to purchase an aggregate of 150,000 shares of the common stock of Allion;

WHEREAS, the parties to this Amendment are all of the parties to the Agreement; and

WHEREAS, the parties hereto desire to make certain amendments to the Agreement in accordance with Section 14 thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

1. Amendment to the Agreement. Section 1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Request for Registration. At any time after Allion has effected an initial public offering of its equity securities pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the Warrant Holders shall have the right, by written notice signed by both Warrant Holders and given to Allion (the “Demand Notice”), to request that Allion register all of the Warrant Holders’ Registrable Shares under and in accordance with the provisions of the Securities Act (a “Demand Registration”); provided that the Warrant Holders may not issue a Demand Notice prior to December 17, 2005. Allion shall as soon as practicable, but in no event more than 90 days after the date on which Allion receives the Demand Notice, file with the Securities and Exchange Commission (the “SEC”) a registration statement on a form deemed appropriate by Allion’s counsel covering all the Warrant Holder’s Registrable Shares, and Allion shall use its reasonable best efforts to cause the registration statement to become effective within 180 days of such filing. In the event that a Demand Registration involves an underwritten offering and the managing underwriter or underwriters participating in such offering advise the Warrant Holders in writing that the total number of Registrable Shares to be included in such offering exceeds the amount that can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the Registrable Shares to be sold), then the number of Registrable Shares (which have registration rights with respect to such offering) shall be reduced on a pro rata basis (based upon the number of shares requested or proposed to be registered by each Warrant Holder, Allion and each other holder of equity securities of Allion eligible to register its shares in the offering) to a number deemed satisfactory by such managing underwriter or underwriters. In the event that the Warrant Holders are unable to register all of their Registrable Shares in an underwritten offering effected in response to a Demand Registration, the Warrant Holders shall have the right to make an additional demand for registration of the remaining Registrable Shares on Form S-3 pursuant to Rule 415 under the Securities Act and shall be entitled to issue an additional Demand Notice for such Demand Registration in accordance with this Section 1. For purposes of this Agreement, “Registrable Shares” means the shares of Common Stock of Allion issued or issuable upon exercise of the Warrants. Registrable Shares shall cease to be such when (a) a registration statement covering such Registrable Shares has become or been declared effective and they have been disposed of pursuant to that registration statement, (b) eligible to be sold, transferred or distributed pursuant to or in compliance with Rule 144 (or any similar provision then in force) or any other exemption from registration under the Securities Act, or (c) they have been otherwise transferred and Allion has delivered new certificates not subject to any stop transfer order or other restriction on transfer and not bearing a legend restricting transfer in the absence of an effective registration statement.

Allion shall not be obligated to effect a registration pursuant to this Section 1:

(a) after Allion has already effected one registration pursuant to this Section 1 that either did not involve an underwritten offering or involved an underwritten offering in which the Warrant Holders were not subjected to any reduction in the number of Registrable Shares they were entitled to include in such registration, that registration has been declared or ordered effective and no stop order suspending the effectiveness of that registration statement has been issued within 30 days of that effectiveness (provided that Allion shall be deemed to have effected a registration pursuant to this Section 1 if it files a registration statement pursuant to this Section 1 and such registration statement is subsequently withdrawn because the Warrant Holders request for any reason whatsoever that such registration statement be withdrawn); or

(b) if, at the time it receives a Demand Request, Allion would be required to prepare any financial statements other than those it customarily prepares or Allion determines in good faith in its reasonable judgment that the registration and offering would interfere with any material financing, acquisition, corporate reorganization or other material corporate transaction or development involving Allion that is pending or contemplated at the time and promptly gives the Warrant Holders written notice of that determination (in which case Allion shall have the right to defer such filing for a period of not more than 60 days after receipt of the Demand Request).

2. Effective Time. This Amendment shall become effective upon its execution by all of the parties hereto (the “Effective Time”). From and after the Effective Time, all references to the Agreement shall be deemed to be references to the Agreement as amended hereby.

3. Ratification. Except as expressly modified by Section 1 of this Amendment, each term and provision of the Agreement is hereby ratified and confirmed and shall continue in full force and effect.

4. Governing Law. This Amendment shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than California.

5. Entire Agreement. This Amendment constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof, and there are no further or other agreements or undertakings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to in this Amendment.

6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.

ALLION HEALTHCARE, INC.

By:	/s/ Michael P. Moran
Name:	Michael P. Moran
Title:	President & CEO

/s/ Michael Stone Name: Michael Stone

/s/ Jonathan Spanier Name: Jonathan Spanier